Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q310 Results

Company Reports Profitable Quarter

LOVELAND, CO, November 15, 2010 -- Heska Corporation (NASDAQ: HSKA, "Heska" or the "Company") today reported financial results for its third quarter ended September 30, 2010.

"These results exceed our revenue expectations and most recent revenue guidance.  We had a particularly strong quarter in our Other Vaccines, Pharmaceuticals and Products segment where the USDA validated an improved process for our line of cattle vaccines, allowing us to ship a significant quantity of product in a category which had previously been on hold due to regulatory discussions," said Robert Grieve, Heska's Chairman and CEO.  "As we have reported over the the course of 2010, we faced a difficult year-over-year comparison in our Core Companion Animal Health segment as we are no longer selling the old line of handheld blood analysis instruments and affiliated consumables.  This product area accounted for over $2.7 million in revenue in the third quarter of 2009, with no such revenue in the third quarter of 2010."

Investor Conference Call
Management will conduct a conference call on Monday, November 15, 2010 at 9:00 a.m. MST (11:00 a.m. EST) to discuss the third quarter 2010 financial results.  To participate, dial (800) 762-8779 (domestic) or (480) 629-9771 (international); the conference call access number is 4371990.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone replays of the conference call will be available for playback until November 29, 2010.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The webcast replay may be accessed from Heska's home page at www.heska.com until November 29, 2010.

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results.  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  For example, while Heska generated positive net income this quarter, there can be no assurance Heska will generate positive net income, or avoid a loss, in any future period.  In addition,  factors that could affect the business and financial results of Heska generally include the following: uncertainties related to Heska's ability to maintain regulatory compliance for products it sells; risks related to competition and Heska's ability to compete economically in the marketplace; uncertainties related to the performance of third parties to whom Heska has granted substantial marketing rights including, but not limited to, Schering-Plough Animal Health Corporation; risks related to Heska's ability to maintain its listing on the NASDAQ Capital Market; uncertainties related to Heska's ability to market and sell its products successfully and economically; uncertainties related to Heska's ability to generate cash flow in any future periods; risks related to Heska's reliance on third-party suppliers, which is significant, including Heska's ability to meet its commitments to such suppliers; risks related to Heska's reliance on its revolving line of credit and Heska's ability to meet financial and other covenants to maintain access to such line of credit; uncertainties related to the impact of transfer restrictions on Heska's stock, which were approved by Heska stockholders at Heska's Annual Meeting of Stockholders on May 4, 2010; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Revenue, net:
Core companion animal health	$16,892	$14,144	$51,908	$43,667
Other vaccines, pharmaceuticals and products	2,658	3,491	6,412	6,769
Total revenue, net	19,550	17,635	58,320	50,436

Cost of revenue	12,130	11,042	36,496	31,791

Gross profit	7,420	6,593	21,824	18,645

Operating expenses:
Selling and marketing	3,695	3,912	11,075	11,604
Research and development	457	455	1,308	1,300
General and administrative	2,109	1,861	6,255	6,071
Total operating expenses	6,261	6,228	18,638	18,975
Operating income (loss)	1,159	365	3,186	(330)
Interest and other (income) expense, net	(13)	(118)	193	177
Income (loss) before income taxes	1,172	483	2,993	(507)
Income tax expense (benefit)	429	242	1,211	(253)
Net income (loss)	$743	$241	$1,782	$(254)

Basic net income (loss) per share	$0.01	$0.00	$0.03	$(0.00)
Diluted net income (loss) per share	$0.01	$0.00	$0.03	$(0.00)

Shares used for basic net income (loss) per share	52,123	52,237	52,049	52,188

Shares used for diluted net income (loss) per share	52,192	52,376	52,060	52,188

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2009	September 30, 2010
Cash and cash equivalents	$5,400	$5,745
Total current assets	28,493	28,358
Total assets	64,134	64,433
Line of credit	4,201	4,989
Current portion of long-term debt	381	—
Total current liabilities	14,107	14,366
Stockholders' equity	45,055	45,277

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